Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Juniper II Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated June 2, 2021, except for paragraph 3 of Note 1, paragraph 16 of Note 2, paragraph 1 of Note 3, paragraph 1 of Note 4, paragraph 1 and 3 of Note 5, paragraph 2 and 3 of Note 6, paragraph 3 of Note 7, paragraph 9 of Note 8, and paragraph 3 of Note 9 which are dated July 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Juniper II Corp. as of March 31, 2021 and for the three months ended March 31, 2021, appearing in the Registration Statement on Form S-1, as filed (File No. 333-255021) of Juniper II Corp.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 3, 2021